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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
SERENA Software, Inc.:

    We consent to the incorporation herein by reference of our reports dated February 22, 1999, except as to Note 11, which is as of March 12, 1999, relating to the consolidated balance sheets of SERENA Software, Inc. and subsidiaries as of January 31, 1998 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended January 31, 1999, and the related schedule, which reports appear in the January 31, 1999, annual report on Form 10-K of SERENA Software, Inc.

                                  /s/ KPMG LLP

Mountain View, California
August 3, 1999